Exhibit 99.1

191 Mason Street Greenwich, Connecticut 06830 t: 203.629.9595 Associated-Capital-Group.com
For Immediate Release:	Contact:	Ian J. McAdams Chief Financial Officer (914) 921-5078 info@associated-capital-group.com

Associated Capital Group Sets Registration Date for

2024 Shareholder Designated Charitable Contribution

GREENWICH, Connecticut, September 9, 2024 – Associated Capital Group, Inc. (NYSE: AC) has set October 18, 2024 as the registration date for its 2024 Shareholder Designated Charitable Contribution ("SDCC"). AC previously announced the approval of a $0.20 per share SDCC for all registered Class A and Class B shareholders. To be eligible, shareholders will have until October 18, 2024 to register shares directly with Computershare, AC's transfer agent. Shareholders can then designate a 501(c)(3) charitable organization to receive the $0.20 per share SDCC.

Based on the 21.4 million shares currently outstanding, AC's total contribution will be approximately $4.3 million. In late October, AC will provide forms to registered holders to designate recognized 501(c)(3) charitable organizations. There will also be an option to designate charitable organizations through our website www.associated-capital-group.com/donate. A list of eligible charities is available at Guidestar.org (https://www.guidestar.org/search). Responses will be due by December 6, 2024.

Since its inception as a public company and including the current estimated contribution, the shareholders of AC have donated approximately $42 million to over 190 different charities that address a broad range of local, national, and international concerns.

About Associated Capital Group, Inc.

Associated Capital, based in Greenwich, Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA”). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along several core pillars, including Gabelli Private Equity Partners, LLC (“GPEP”) which was formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor. We also created Gabelli Principal Strategies Group, LLC (“GPS”) in December 2015 to pursue strategic operating initiatives.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain “forward-looking statements”. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.